Exhibit 5.2

Loeb & Loeb LLP 345 Park Avenue New York, NY 10154-1895	Main Fax	212.407.4000 212.407.4990

December 23, 2024

GCL Global Holdings Ltd. 29 Tai Seng Avenue, #02-01 Natural Cool Lifestyle Hub Singapore 534119

Re:	GCL Global Holdings Ltd.

Ladies and Gentlemen:

Reference is made to the Registration Statement on Form F-4 (the “Registration Statement”) filed with the Securities and Exchange Commission by GCL Global Holdings Ltd., a Cayman Islands exempted company (the “Company”), under the Securities Act of 1933, as amended (the “Act”), covering, among other things, an offering of 16,500,000 redeemable warrants (collectively the “Warrants”), each Warrant entitling its holder to purchase one ordinary share of the Company, par value of $0.0001, (the “Ordinary Share”) at a price of $11.50 per share, and (ii) an offering of 11,500,000 rights (the “Rights”), each Right entitling its holder to receive one-tenth of one Ordinary Share.

We have reviewed (i) the Warrant Agreement, dated March 23, 2022 (the “SPAC Warrant Agreement”) by and between Continental Stock Transfer & Trust Company (“CST”) and RF Acquisition Corp. (“RFAC”) and the Assignment and Assumption Agreement in the form filed with the Registration Statement to be entered into by the Company, RFAC, and CST (the “Assignment and Assumption Agreement,” and collectively with the SPAC Warrant Agreement, the “Warrant Agreements”), and (ii) the Rights Agreement (the “Rights Agreement”), dated March 23, 2022 by and between the Company and CST. We have examined such other documents and considered such legal matters as we have deemed necessary and relevant as the basis for the opinion set forth below. With respect to such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents. We have also assumed the due authorization, execution and delivery of each of the Warrant Agreements and the Rights Agreement by the parties thereto. As to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon certain representations of certain officers of the Company.

Based upon the foregoing, we are of the opinion that, upon the effectiveness and closing of the Business Combination (as defined in the Registration Statement), each of the Warrants issued pursuant to the terms of the Warrant Agreements and each of the Rights assumed under the Rights Agreement will constitute the valid and legally binding obligation of the Company, enforceable against it in accordance with its terms.

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For the United States offices, a limited liability partnership including professional corporations. For Hong Kong office, a limited liability partnership.

GCL Global Holdings Ltd. December 23, 2024 Page 2

In providing such opinion, we have assumed that (i) the Company will enter into the Assignment and Assumption Agreement to assume all rights, duties and obligations of RFAC under the SPAC Warrant Agreement upon the closing of the SPAC Merger, including with respect to Section 4.5 thereof providing for the issuance of the ordinary shares of the Company upon any exercise of the Warrants following the Business Combination, and (ii) the effectiveness of the SPAC Merger will result in the Company assuming all rights, duties and obligations of RFAC under the Rights Agreement by operation of law (save that the securities issuable thereunder shall be securities in the Company). In addition, the foregoing opinion is qualified to the extent that (a) enforceability may be limited by and be subject to general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law (including, without limitation, concepts of notice and materiality), and by bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting creditors’ and debtors’ rights generally (including, without limitation, any state or federal law in respect of fraudulent transfers); (b) no opinion is expressed herein as to compliance with any federal or state consumer protection or antitrust laws, rules, or regulations, or any municipal or local laws and ordinances; (c) no opinion is expressed herein as to the enforceability of the indemnification provisions contained in any agreement, to the extent such provisions may be unenforceable under federal or state securities laws; (d) no opinion is expressed herein as to compliance with or the effect of federal or state securities or blue sky laws; (e) no opinion is expressed herein as to federal and state laws, regulations and policies concerning (i) a national or local emergency, (ii) possible judicial deference to acts of sovereign states, (iii) civil and criminal forfeiture laws, (iv) conscionability or other provisions that might violate public policy or (v) usury; and (f) no opinion is expressed herein as to (i) survivability or severability provisions, (ii) any provision purporting to make oral modifications will be unenforceable or which limits the applicability of the doctrine of promissory estoppel, (iii) choice of law or venue provisions, (iv) any provision that prohibits assignment by operation of law or in any other respect that may be deemed unreasonable under the circumstances, or (v) any arbitration provisions.

We are admitted to practice in the State of New York, and we express no opinion as to any matters governed by any law other than the law of the State of New York.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement, to the use of our name as your U.S. counsel and to all references made to us in the Registration Statement and in the proxy statement/prospectus forming a part thereof. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Loeb & Loeb LLP

Loeb & Loeb LLP